UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2006

BJ SERVICES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-10570	63-0084140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4601 Park Blvd, Houston, Texas	77041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 462-4239

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective August 19, 2006 (following the expiration of a seven-day revocation period), BJ Services Company, U.S.A. (the “Company”) entered into a separation agreement and general release (the “Separation Agreement”) with Mr. Taylor M. Whichard III, the former Vice President and Chief Financial Officer of BJ Services Company, in connection with Mr. Whichard’s resignation previously announced on January 13, 2006. Under the terms of the Separation Agreement Mr. Whichard resigned effective as of January 31, 2006 and shall receive a severance payment of $900,000, less all applicable withholdings to be paid in installments as specified by the Separation Agreement.

Additionally, the Company shall pay the Company’s share of premium costs for Mr. Whichard’s medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 for 12 months, pay Mr. Whichard for any unused earned vacation, and shall forego reimbursement by Mr. Whichard for the amounts paid by the Company for two country club memberships.

Mr. Whichard has agreed to release the Company and its successors, affiliates, employees, officers, directors, owners and agents, and the Company has agreed to release Mr. Whichard, from all claims arising through the date of the Separation Agreement, including but not limited to claims relating to Mr. Whichard’s employment relationship with the Company and termination of such relationship.

Additionally, Mr. Whichard has agreed to make himself available to the Company available from time to time for meetings, consultations, interviews or other reasons concerning the general business of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ SERVICES COMPANY

Date: August 17, 2006	/s/ Margaret B. Shannon
Margaret B. Shannon
Vice President — General Counsel and Secretary